UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 20, 2017

vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

4170 Mendenhall Oaks Pkwy High Point, NC 27265 (Address of principal executive offices)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Huadong License Agreement

On December 21, 2017, vTv Therapeutics LLC (“vTv LLC”), a controlled subsidiary of vTv Therapeutics Inc., entered into a License Agreement with Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd. (“Huadong”) (the “Huadong License Agreement”), under which Huadong obtained an exclusive and sublicensable license to develop and commercialize vTv’s glucagon-like peptide-1 receptor agonist (“GLP-1r”) program, including the compound TTP273, in China and certain other pacific rim countries, including Australia and South Korea (collectively, the “Territory”).

Under the terms of the Huadong License Agreement, Huadong will pay vTv LLC an initial license fee of $8.0 million and will pay vTv LLC potential development and regulatory milestone payments totaling up to $25.0 million, with an additional potential regulatory milestone of $20.0 million if Huadong receives regulatory approval for a central nervous system indication.  vTv LLC is eligible for an additional $50.0 million in potential sales-based milestones, as well as royalty payments ranging from low-single to low-double digit rates, based on tiered sales of licensed products.

In addition, vTv LLC is responsible for sponsoring a Phase 2 multi-region clinical trial (the “Phase 2 MRCT”) including sites in both the United States (“US”) and the Territory for the purpose of assessing the safety and efficacy of TTP273 in patients with type 2 diabetes.  The Phase 2 MRCT will be designed to satisfy the requirements of the China Food and Drug Administration necessary in order for Huadong to begin a Phase 3 clinical trial in China.  vTv LLC will be responsible for contributing not more than $3.0 million in connection with the Phase 2 MRCT.

Huadong will be responsible for the development and commercialization of the licensed products in the Territory.  Further, Huadong is required to use commercially reasonable efforts to develop and commercialize at least one GLP-1r compound in China.

The Huadong License Agreement, unless terminated earlier, will continue on a product-by-product and country-by-country basis until expiration of the royalty obligations Huadong owes to vTv LLC on such licensed product, which extend until the later of the expiration of certain patent or data exclusivity rights covering such licensed product in such country or eight years after the first commercial sale of such product in such country.  Either party may terminate the Huadong License Agreement for the other party’s uncured material breach.  Huadong may terminate the Huadong License Agreement at will upon prior written notice, subject to certain timing restrictions related to the Phase 2 MRCT.  Either party may terminate the Huadong License Agreement for the other party’s insolvency.

Reneo License Agreement

On December 21, 2017, vTv LLC entered into a License Agreement with Reneo Pharmaceuticals, Inc. (“Reneo”) (the “Reneo License Agreement”), under which Reneo obtained an exclusive, worldwide, sublicensable license to develop and commercialize vTv’s peroxisome proliferation activated receptor delta agonist program, including the compound HPP593.

Under the terms of the Reneo License Agreement, Reneo will pay vTv LLC an initial license fee of $3.0 million. vTv LLC is eligible to receive additional potential development, regulatory and sales-based milestone payments totaling up to $94.5 million.  Reneo is also obligated to pay vTv royalty payments at mid-single to low-double digit rates, based on tiers of annual net sales of licensed products.  Such royalties will be payable on a licensed product-by-licensed product and country-by-country basis until the latest of expiration of the licensed patents covering a licensed product in a country, expiration of data exclusivity rights for a licensed product in a country or a specified number of years after the first commercial sale of a licensed product in a country.  In addition, vTv LLC received an ownership interest in Reneo’s common stock.

Under the terms of the Reneo License Agreement, Reneo will be responsible for the worldwide development and commercialization of the licensed products, at its cost, and is required to use commercially reasonable efforts with respect to such development and commercialization efforts.

The Reneo License Agreement, unless terminated earlier, will continue until expiration of all royalty obligations of Reneo to vTv LLC.  Either party may terminate the Reneo License Agreement for the other party’s uncured material breach.  Reneo may terminate the Reneo License Agreement at will upon prior written notice.  Either party may terminate the Reneo License Agreement for the other party’s insolvency.

Amendment to Loan Agreement

On December 20, 2017, vTv LLC and vTv Therapeutics Inc. (collectively, the “Company”) entered into the First Amendment (the “First Amendment”) to its Venture Loan and Security Agreement, dated as of October 28, 2016, as part of obtaining the consent of Horizon Credit II LLC (as assignee of Horizon Technology Finance Corporation) and Silicon Valley Bank (together the “Lenders”) for the Company to enter into the Huadong License Agreement as a Permitted Transfer (as such term is defined in the Venture Loan and Security Agreement).  In consideration for the Lenders’ consent, the Company agreed to (i) provide a bi-weekly cash report to the Lenders and (ii) to maintain a minimum cash balance of not less than $2.5 million in a deposit account subject to an account control agreement.

The descriptions of the Reneo License Agreement, Huadong License Agreement and First Amendment contained herein do not purport to be complete and are qualified in their entirety by reference to the Reneo License Agreement, Huadong License Agreement and First Amendment, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer

Dated: December 22, 2017